October 10, 2012

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:    Audiovox Corporation - Registration Statement
On Form S-8 filed October 10, 2012

Dear Sir or Madam:

We are counsel to VOXX International Corporation, a Delaware corporation (the “Registrant”). We furnish this opinion in connection with the above- referenced Registration Statement relating to the offer and sale by Registrant of up to 2,000,000 shares (the “Shares”) of Class A common stock, $.01 par value per share (the “Common Stock') issuable under the Registrant's 2012 Equity Incentive Plan (the “2012 Plan”).

We advise you that we have examined originals or copies certified or otherwise identified to our satisfaction of the Certificate of Incorporation and By-laws of the Registrant, minutes of meetings of the Board of Directors of the Registrant and such other documents, instruments and certificates of officers and representatives of the Registrant and public officials, and we have made such examination of the law, as we have deemed appropriate as the basis for the opinion hereinafter expressed. In making such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies. We have also assumed that the Shares will not be issued for less than their par value.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth hereinafter, we are of the opinion that when the Shares have been issued, sold and delivered in compliance with the 2012 Plan and the accompanying agreements and in the manner contemplated by the Registration Statement, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

The foregoing opinion is qualified in its entirety and subject to the following:
A.     We express no opinion as to the laws of any jurisdiction other than the Delaware General Corporation Law and applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

B.    This letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We assume herein no obligation, and hereby disclaim any obligation, to make any inquiry after the date hereof or to advise you of any future changes in the foregoing or of any facts or circumstances that may hereafter come to our attention.

We consent to the reference to this form in the Registration Statement and to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of the persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

Levy, Stopol & Camelo, LLP

By:     /s/ Levy Stopol & Camelo, LLP